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Davis Polk & Wardwell LLP 450 Lexington Avenue New York, NY 10017	212 450 4000 tel 212 701 5800 fax

November 8, 2019
The Dayton Power and Light Company
1065 Woodman Drive
Dayton, OH 45432
Ladies and Gentlemen:
We have acted as special counsel to The Dayton Power and Light Company, an Ohio corporation (the “Company”), in connection with the Company’s offer (the “Exchange Offer”) to exchange its First Mortgage Bonds, 3.95% Series due 2049 (the “New Notes”), issued pursuant to the provisions of the First and Refunding Mortgage dated as of October 1, 1935 (the “Base Mortgage and Deed of Trust”) between the Company and The Bank of New York Mellon Trust Company, N.A., as heretofore amended and supplemented, and as further amended and supplemented by a Fifty-Second Supplemental Indenture dated as of June 6, 2019 (the “Supplemental Indenture”) between the Company and The Bank of New York Mellon, as trustee (as so amended and supplemented, the “Mortgage and Deed Trust”), for any and all of its outstanding First Mortgage Bonds, 3.95% Series due 2049 (the “Old Notes”) pursuant to the registration statement on Form S-4 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission.
We, as your counsel, have examined originals or copies of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.
In rendering the opinion expressed herein, we have, without independent inquiry or investigation, assumed that (i) all documents submitted to us as originals are authentic and complete, (ii) all documents submitted to us as copies conform to authentic, complete originals, (iii) all signatures on all documents that we reviewed are genuine, (iv) all natural persons executing documents had and have the legal capacity to do so, (v) all statements in certificates of public officials and officers of the Company that we reviewed were and are accurate and (vi) all representations made by the Company as to matters of fact in the documents that we reviewed were and are accurate.

The Dayton Power and Light Company                            November 8, 2019

Based upon the foregoing, and subject to the additional assumptions and qualifications set forth below, we are of the opinion that the New Notes, when the New Notes are executed, authenticated and delivered in exchange for the Old Notes in accordance with the terms of the Mortgage and Deed Trust and the Exchange Offer, will constitute valid and binding obligations of the Company enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability; provided that we express no opinion as to the (x) enforceability of any waiver of rights under any usury or stay law, (y) effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above or (z) validity, legally binding effect or enforceability of any provision that permits holders to collect any portion of stated principal amount upon acceleration of the New Notes to the extent determined to constitute unearned interest.
In connection with the opinions expressed above, we have assumed that (i) the Registration Statement shall have been declared effective and such effectiveness shall not have been suspended; (ii) the Mortgage and Deed Trust and the New Notes are each valid, binding and enforceable agreements of each party thereto (other than as expressly covered above in respect of the Company); and (iii) there shall not have occurred any change in law affecting the validity or enforceability of any of the New Notes.
We note that the Notes and the Mortgage and Deed of Trust are not stated by their terms to be governed by New York law. We express no opinion as to whether they are governed by New York law, and for purposes of our opinions we have assumed that New York law governs.
We are members of the Bar of the State of New York and the foregoing opinion is limited to the laws of the State of New York and the federal laws of the United States. Insofar as the foregoing opinion involves matters governed by the laws of Ohio, we have relied, without independent inquiry or investigation, on the opinion of Brian Hylander, filed with the Registration Statement on the date hereof.
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and further consent to the reference to our name under the caption “Validity of Securities” in the prospectus, which is a part of the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Very truly yours,
/s/ Davis Polk & Wardwell LLP

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